Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Dragonfly Energy Holdings Corp.

Reno, Nevada

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated April 20, 2022, relating to the financial statements of Dragonfly Energy Corp., which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA,LLP

Spokane, Washington

November 4, 2022